                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-24327
                                                ---------


                  NovaStar Home Equity Loan Trust Series 1997-2
           (Issuer in respect of the NovaStar Home Equity Loan Asset-
                           Backed Bonds Series 1997-2)
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        c/o First Union National Bank, 230 South Tryon Street, 9th Floor,
                    Charlotte, NC 28288-1179, (704) 383-9568
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           NovaStar Home Equity Loan Asset-Backed Bonds Series 1997-2
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

                Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports


              Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12h-3(b)(1)(i)     [X]            Rule 15d-6              [X]


                Approximate number of holders of record as of the
                         certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 NovaStar Home Equity Loan Trust Series 1997-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 15, 1998           BY:  First Union National Bank, as Indenture
                                       Trustee and on behalf of NovaStar Home
                                       Equity Loan Trust Series 1997-2

                                       BY:  /s/ Robert Ashbaugh